Exhibit 99.3

VANITY EVENT HOLDINGS, INC.
Unaudited Pro Forma Condensed Combined Financial Statements

On December 31, 2010, Vanity Event Holdings, Inc. (“Vanity” or the “Company”) entered into a share exchange agreement (“Exchange Agreement”) by and among the Company, Shogun Energy, Inc., a South Dakota corporation (“Shogun”), Shawn Knapp, the principal shareholder of Shogun (the “Principal Shareholder”) and the other shareholders of Shogun (the “Shogun Shareholders” and collectively with the Principal Shareholder, the “Shareholders”).  Pursuant to the terms of the Exchange Agreement, the Shareholders exchanged an aggregate of 100% of the issued and outstanding shares of capital stock of Shogun in exchange for 500,000 shares of the Company’s series A preferred stock (the “Exchange”). Each share of series A preferred stock shall be entitled to 1,604 votes per share and shall be convertible into 1,604 shares of the Company’s common stock.  Upon filing an amendment to the Company’s certificate of incorporation to increase the number of shares of authorized common stock so that there is an adequate amount of shares of authorized common stock for issuance upon conversion of the series A preferred stock (the “Amendment”), the shares of series A preferred stock will be automatically converted into an aggregate of 802,000,000 shares of the Company’s common stock.  The Exchange Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the Exchange consideration, the process of exchanging the consideration and the effect of the Exchange.   The closing of the transaction took place on December 31, 2010 (the “Closing Date”).

The transaction has been accounted for in substance as a reverse acquisition of Vanity by Shogun since the stockholders of Shogun owned a majority of the Company’s voting power immediately following the transaction and Shogun’s management has assumed operational, management and governance control. Shogun is treated as the surviving and continuing entity.   The Company did not recognize goodwill or any intangible assets in connection with this transaction.

The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as if the acquisition of Shogun occurred on September 30, 2010. The unaudited pro forma condensed consolidating statements of operations for the nine months ended September 30, 2010 and year ended December 31, 2009 have been prepared as if the acquisition occurred on January 1, 2009.

The unaudited pro forma condensed combined financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of the operations or financial position of the Company.

This information should be read in conjunction with the previously filed Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2011, the previously filed historical financial statements and accompanying notes of the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and the historical financial statements and accompanying notes of Shogun included in this report on Form 8-K/A.

Vanity Events Holding, Inc
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2010

					Pro Forma Adjustments			Pro Forma
	Vanity	Shogun	Total		Dr		Cr	Combined

Assets

Current assets
Cash and cash equivalents	$810	$8,883	$9,693	1	362,700			$372,393
Accounts receivable, net	11,202	5,507	16,709					16,709
Inventory		81,649	81,649					81,649
Prepaid expensed and other current assets	12,500	-	12,500					12,500
Receivable from related party		54,013	54,013					54,013

Total current assets	24,512	150,052	174,564					537,264

Property and equipment, net	75,082	37,407	112,489	1	100,000			212,489

Other assets	29,536		29,536					29,536

Total assets	$129,130	$187,459	$316,589					$779,289

Liabilities and deficiency in stockholders' equity

Current liabilities
Accounts payable and accrued expenses	$297,243	$181,371	$478,614					$478,614
Deferred revenue	37,169	-	37,169					37,169
Derivative liability	717,070	-	717,070					717,070
Convertible notes payable, net	36,877	-	36,877					36,877
Notes payable - bank		203,957	203,957					203,957
Notes payable - related parties		311,782	311,782					311,782
Loan payable	50,000	-	50,000					50,000
Accrued payroll liabilities and sales tax liabilities	281,101	-	281,101					281,101

Total current liabilities	1,419,460	697,110	2,116,570					2,116,570

Advance on stock purchase	-	70,000	70,000	1	70,000			-

Total liabilities	1,419,460	767,110	2,186,570					2,116,570

Deficiency in stockholders' equity

Preferred stock	-		-			2	50	50
Common stock	6,424	426	6,850	2	532,700	1	107	(525,743)

Additional paid in capital	4,173,476	574	4,174,050	2	4,320,156	1	532,593	386,487

						2	4,852,806
Accumulated deficit	(4,852,806)	(580,651)	(5,433,457)					(580,651)
	(672,906)	(579,651)	(1,252,557)					(719,857)
Due from related parties/shareholders	(617,424)	-	(617,424)					(617,424)

Total deficiency in stockholders' equity	(1,290,330)	(579,651)	(1,869,981)					(1,337,281)

Total liabilities and deficiency in stockholders' equity	$129,130	$187,459	$316,589					$779,289

1)
To record sale of 106,540 shares of Shogun common stock  for $432,700 cash and $100,000 of leasehold improvements. Of the $432,700 of cash proceed, $70,000 had been received  prior to September 30, 2010.

2)	To record issuance of 500,000 shares of Vanity preferred stock for all issued and outstanding Shogun common stock and to eliminate Vanity accumulated deficit as a result of the reverse acquisition.

Vanity Events Holding, Inc
Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months ended September 30, 2010

					Pro Forma Adjustments		Pro Forma
	Vanity	Shogun	Total		Dr	Cr	Combined

Revenue	$61,461	$283,554	$345,015				$345,015

Cost of good sold	32,222	142,080	174,302				174,302

Gross profit	29,239	141,474	170,713				170,713

Operating expenses	1,684,973	498,465	2,183,438	1	7,500		2,190,938

Loss from operations	(1,655,734)	(356,991)	(2,012,725)				(2,020,225)

Interest expense	(507,221)	(9,662)	(516,883)				(516,883)
Change in fair value of derivative liability	(80,414)	-	(80,414)				(80,414)

Loss before provision for income taxes	(2,243,369)	(366,653)	(2,610,022)				(2,617,522)

Provision for income taxes	-	-	-

Net loss	$(2,243,369)	$(366,653)	$(2,610,022)				$(2,617,522)

Basic and diluted loss per share	$(0.04)	$(0.86)					$(0.05)

Weighted average shares outstanding	52,255,704	426,160					52,255,704

1) To record depreciation of leasehold improvements acquired in Shogun common stock sale

Vanity Events Holding, Inc
Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2009

					Pro Forma Adjustments		Pro Forma
	Vanity	Shogun	Total		Dr	Cr	Combined

Revenue	$72,031	$10,351	$82,382				$82,382

Cost of good sold	62,070	144,043	206,113				206,113

Gross profit (loss)	9,961	(133,692)	(123,731)				(123,731)

Operating expenses	1,558,742	80,306	1,639,048	1	2,500		1,641,548

Loss from operations	(1,548,781)	(213,998)	(1,762,779)				(1,765,279)

Interest income (expense)	1,310	-	1,310				1,310

Loss before provision for income taxes	(1,547,471)	(213,998)	(1,761,469)				(1,763,969)

Provision for income taxes	-	-	-

Net loss	$(1,547,471)	$(213,998)	$(1,761,469)				$(1,763,969)

Basic and diluted loss per share	$(0.05)	$(0.50)					$(0.06)

Weighted average shares outstanding	30,005,615	426,160					30,005,615

1) To record depreciation of leasehold improvements acquired in Shogun common stock sale